Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of Phoenix Asia Holdings Limited on Amendment No.2 to Form F-1 of our report dated October 25, 2024, with respect to the combined financial statements of Phoenix Asia Holdings Limited and Subsidiaries as of March 31, 2024 and 2023 and for each of the years in the two-year period ended March 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co
PCAOB ID: 3299

Hong Kong, China

April 9, 2025